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                                                                    EXHIBIT 99.1


SEVEN SEAS PROVIDES UPDATE ON REORGANIZATION
Friday October 3, 6:00 pm ET

RECEIVES OFFICIAL NOTICE THAT DEEP DINDAL ASSOCIATION CONTRACT TO BE TERMINATED

HOUSTON, Oct. 3 /PRNewswire-FirstCall/ -- Seven Seas Petroleum Inc. (OTC Pink
Sheets: SVSSF - News) announced today that the Company has received notice from Ecopetrol confirming termination of the Deep Dindal Association Contract. The Company must meet statutory obligations with the Ministry of Mines and Environment of Colombia before plugging and abandoning the well. The Company has escrowed the necessary funds to cover budgeted plugging and abandonment costs.

As previously announced, the Company has no source of cash flow and is working to create value from several contingent assets for the benefit of its creditors, whom the Company owes over $150,000,000. Pursuant to the Plan of Reorganization approved by the bankruptcy court, effective August 14, 2003, all secured, unsecured and administrative claims will be paid before the Company's shareholders.

The contingent assets consist of potential recoveries from litigation against the Company's former directors and officers, historical net operating losses in the Company's Colombian subsidiaries, and the Company's estimated 2003 Colombian tax refund. Value of the contingent assets is highly speculative and it is uncertain whether any of the contingent assets will result in recoveries for the Company's creditors.

Even if Seven Seas is successful in obtaining maximum value for each of the contingent assets, it currently appears unlikely that there will be any recovery for the Company's shareholders.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.

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Source: Seven Seas Petroleum Inc.